Exhibit 99.1

3050 Spruce Street, St. Louis, MO 63103 USA

Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

From:	David R. Harvey, Chairman	For Questions, contact:
	Jai P. Nagarkatti, President & CEO	Kirk A. Richter, Treasurer
314 286 8004

FOR IMMEDIATE RELEASE

May 14, 2008

SIGMA-ALDRICH (NASDAQ: SIAL) CAO & CFO HOGAN PLANS TO RETIRE;

SEARCH FOR SUCCESSOR UNDERWAY

ST. LOUIS, MO - Sigma-Aldrich (NASDAQ: SIAL) announced today that Chief Administrative Officer and Chief Financial Officer Michael R. Hogan will retire at a date to be determined this Summer. Hogan, who turned 55 in April, had notified the Company early this year of his desire to retire as soon as his successor could be identified and successfully transitioned. The Company has initiated a search to identify a successor from a pool of internal and external candidates.

Following his retirement, Hogan will continue to assist with the Company’s charitable giving activities as an unpaid Vice President and outside Director of the independent Sigma-Aldrich Foundation, which he co-founded with Chairman David R. Harvey in 2004.

“From the day I joined Sigma-Aldrich, I’ve been very open about my dream to devote full-time energy to volunteer civic and charitable work after reaching early retirement age,” Hogan said. “Sigma-Aldrich’s tremendous success over the past nine years has empowered me to pursue that dream. I look forward to rooting from the sidelines as one of the Company’s biggest fans.”

Company Chairman David Harvey said, “We express our sincere thanks and gratitude to Mike for his dedication, professionalism, and his untiring efforts on behalf of Sigma-Aldrich.”

“Sigma-Aldrich is losing a valuable member of our executive team,” said President & CEO Jai Nagarkatti. “But I am happy for Mike that he’ll be able to spend more of his time on the many charitable endeavors for which he is known. Though we fully appreciate his decision to step back from active management, we’ll miss his strategic leadership, good judgment and sense of humor.”

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Its biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. The Company has customers in life science companies, university and government institutions, hospitals, and in industry. Over one million scientists and technologists use its products. Sigma-Aldrich operates in 36 countries and has 7,900 employees providing excellent service worldwide. Sigma-Aldrich is committed to Accelerating Customer Success through Leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its award-winning Web site at http://www.sigma-aldrich.com.